Exhibit 99.1

Tecnoglass to More than Double Addressable Market with Strategic Entry into Vinyl Windows

- Signs Long-term Supply Agreement with Global Vinyl Frame Manufacturer –

- Vinyl Window Product Lines Expected to Start Deliveries in November of 2023 With Orders and Backlog Already in Place, Serving Both Residential and Commercial End Markets –

- New Product Line to Go To Market Under the ES Windows Legacy Brand -

Miami, FL – August 28, 2023 - Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural windows, glass and associated aluminum products for the global residential and commercial end markets, today announced its entry into the vinyl window market. This expansion more than doubles the Company’s addressable market and is expected to further solidify its position as an industry leader in architectural windows and glass solutions.

The decision to enter the vinyl window market is directly aligned with Tecnoglass’ ongoing diversification strategy to expand its footprint and leverage its competitive advantages. The Company has signed a long-term supply agreement to procure vinyl frame profiles from a premier global manufacturer. In line with its vertically integrated platform, the Company will reshape the profiles into custom made specifications and will use its internally produced glass plus its newly installed vinyl assembling lines to manufacture and distribute cutting-edge vinyl windows for new and existing customers. Given its comprehensive vertically integrated manufacturing platform and its growing network of dealers and distributors, many of which already sell vinyl products, the Company expects to start production and deliveries in November 2023, more than doubling its addressable market while increasingly diversifying its revenue base going forward.

The expansion into vinyl windows offers a range of benefits to Tecnoglass and its customers:

●	Enhanced Product Portfolio: Tecnoglass’ entry into the vinyl window market expands its product portfolio, offering customers a wider selection of solutions to meet their project needs. The Company´s current distribution base provides an immediate synergy given the significant number of current dealers and distributors that already sell both aluminum and vinyl windows.

●	Expanded Addressable Market: Based on external sources[1], vinyl windows are estimated to represent approximately 60% of the $26 billion architectural window market, with aluminum windows comprising the majority of the remainder. In line with the Company´s ongoing geographical expansion, vinyl products provide another entry point given its versatility and adaptability for different regions and conditions.

●	Energy Efficiency: Vinyl windows are known for their efficient thermal performance, which aligns well with ongoing sustainability trends and increased demand for energy efficient products.

●	Reliability and Durability: Leveraging its manufacturing expertise, Tecnoglass will look to produce its vinyl products with the same level of durability and longevity that customers have come to expect from the Company’s existing product portfolio.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “Our planned introduction of vinyl windows is a significant milestone that more than doubles our addressable market and reflects our dedication to providing comprehensive architectural window solutions to our customers. We are excited to partner with a leading vinyl profile manufacturer while leveraging our existing experience and capabilities to deliver innovative, reliable, and visually appealing vinyl windows catering to the residential and commercial end markets.”

Santiago Giraldo, Chief Financial Officer, added, “The vinyl window market provides a great opportunity to further expand our revenue base. We expect this new initiative to deliver an attractive margin on our highly efficient, vertically-integrated platform, driving accretive benefits to our results. As with previous investments, we expect a very high return on invested capital and a short payback period, backed by a strong order book to begin deliveries by year end and our active marketing of these products to our existing dealer base and new potential clients. We have already deployed the $25 million budgeted to support our vinyl market entry, which in addition to the vinyl lines, include the investments already completed during 2023 on a new state of the art fully automated insulated glass line, plus capital expenditures in land and warehousing space. These investments should allow us to scale up our vinyl window opportunity to approximately $300 million in annual revenues over time.”

1.	External sources include IBISWorld, Fenestration and Glazing Industry Alliance (FGIA), and Arizton Advisory and Intelligence

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural high-end windows, glass and associated aluminum products serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.6 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 96% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions, in particular related to Tecnoglass’ entry into the vinyl window market. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo / CFO

305-503-9062

investorrelations@tecnoglass.com